EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY AS OF JUNE 30, 2003

• Immunomedics, B.V. (Netherlands)	Wholly owned subsidiary of Immunomedics, Inc.

• Immunomedics GmbH (Germany)	Wholly owned subsidiary of Immunomedics, Inc.

• IBC Pharmaceuticals, Inc. (Delaware)	Majority owned subsidiary of Immunomedics, Inc.